EXHIBIT 11B

                                             GATX CORPORATION AND SUBSIDIARIES

                                                       ------------------

                                    COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                                               AND COMMON STOCK EQUIVALENTS
                                                  ASSUMING FULL DILUTION

                                           IN MILLIONS, EXCEPT PER SHARE AMOUNTS
                                                                       Three Months Ended
                                                                            March 31
                                                                      ---------------------
                                                                        1994           1993
                                                                      --------       -------
Average number of shares used to
  compute primary earnings per share..................                    20.1        19.8
Common Stock issuable upon assumed
  conversion of Preferred Stock.......................                     4.0           *
                                                                      --------       ------

Total.................................................                    24.1        19.8
                                                                      ========      =======

Net income, as adjusted per primary computation.......                $   16.9    $   15.3
Add - Dividends paid and accrued on Preferred Stock...                     3.3           *
                                                                      --------     -------

Net income, as adjusted...............................                $   20.2    $   15.3
                                                                      ========    ========

Net income per share, assuming full dilution..........                $    .84    $    .77
                                                                      ========    ========


* Conversion of Preferred Stock excluded from computation of fully diluted earnings because of antidilutive effects.

Additional fully diluted computation (1)
- ---------------------------------------


Average number of shares used to
  compute primary earnings per share..................                                19.5
Common Stock issuable upon assumed
  conversion of Preferred Stock and
  stock option exercises..............................                                 4.4
                                                                                  --------
                                                                                      23.9
                                                                                  ========


Net income, as adjusted per primary computation.......                            $   15.3
Add - Dividends paid and accrued on Preferred Stock...                                 3.3
                                                                                  --------

                                                                                  $   18.6
                                                                                   ========

Net income per share assuming full dilution...........                            $    .78
                                                                                   ========



(1)  This calculation is submitted in accordance with Regulation S-K item
     601(b)(11), although it is contrary to paragraph 40 of APB Opinion
     No. 15 because it produces an antidilutive result.
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